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                           Asset Purchase Agreement

                                 By And Among

                               Colorstrip, Inc.,

                         Material Sciences Corporation

                                      And

                          MSC Pinole Point Steel Inc.



                         Dated as of November 14, 1997





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

                               Table of Contents

                                                                          Page
Article I     Purchase And Sale Of Assets..................................  1
      1.1     Basic Transaction............................................  1
      1.2     Purchase Price for Purchased Assets..........................  6
      1.3     Closing......................................................  8
      1.4     Nonassignable Contracts......................................  8

Article II    Conditions To Closing........................................  9
      2.1     Conditions to Designated Buyer's Obligations.................  9
      2.2     Conditions to the Seller's Obligations....................... 11

Article III   Representations And Warranties Concerning Seller............. 12
      3.1     Organization and Corporate Power............................. 13
      3.2     Subsidiaries; Investments.................................... 13
      3.3     Authorization of Transactions................................ 13
      3.4     Absence of Conflicts......................................... 13
      3.5     Financial Statements......................................... 13
      3.6     Absence of Certain Developments.............................. 14
      3.7     Personal Property............................................ 15
      3.8     Real Property................................................ 15
      3.9     Contracts and Commitments.................................... 17
      3.10    Proprietary Rights........................................... 18
      3.11    Litigation; Proceedings...................................... 19
      3.12    Brokerage.................................................... 19
      3.13    Governmental Licenses and Permits............................ 19
      3.14    Employees.................................................... 19
      3.15    Employee Benefit Plans....................................... 20
      3.16    Insurance.................................................... 20
      3.17    Compliance with Laws......................................... 21
      3.18    Environmental Matters........................................ 21
      3.19    Product Warranties........................................... 22
      3.20    Product Liability; Recalls................................... 23
      3.21    Absence of Undisclosed Liabilities........................... 23
      3.22    Disclosure................................................... 23
      3.23    Knowledge.................................................... 23

Article IV    Representations And Warranties Of
              MSC And Designated Buyer..................................... 23
      4.1     Organization and Corporate Power............................. 23
      4.2     Authorization of Transaction................................. 24
      4.3     Absence of Conflicts......................................... 24
      4.4     Litigation................................................... 24
      4.5     Brokerage.................................................... 24
      4.6     Availability of Financing.................................... 24
      4.7     Liability Categories......................................... 24
      4.8     Inventory.................................................... 25

ASSET PURCHASE AGREEMENT              Page ii


Article V     Termination.................................................. 25
     5.1      Termination.................................................. 25
     5.2      Effect of Termination........................................ 26

Article VI    Indemnification And Related Matters.......................... 26
     6.1      Survival..................................................... 26
     6.2      Indemnification.............................................. 26

Article VII   Pre-Closing Covenants........................................ 30
     7.1      General...................................................... 30
     7.2      Notices and Consents......................................... 30
     7.3      Operation of Business........................................ 30
     7.4      Preservation of Business..................................... 31
     7.5      Full Access.................................................. 31
     7.6      Notice of Developments....................................... 31
     7.7      Title Insurance.............................................. 31
     7.8      Surveys...................................................... 32
     7.9      Customer, Supplier and Employee Contact...................... 32
     7.10     Expenses..................................................... 32

Article VIII  Certain Environmental Matters................................ 32
     8.1      Definitions.................................................. 32
     8.2      Phase II Audits.............................................. 33
     8.3      Seller's Responsibility for On-Site Environmental Matters.... 34
     8.4      Buyer's Responsibility for On-Site Environmental Matters..... 34
     8.5      Shared Responsibility for On-Site Environmental Matters...... 34
     8.6      Reimbursement................................................ 35
     8.7      Remedial Action.............................................. 35

Article IX    Other Agreements............................................. 35
     9.1      Continuing Assistance........................................ 35
     9.2      Tax Matters.................................................. 36
     9.3      Press Releases and Announcements............................. 37
     9.4      Further Assurances........................................... 37
     9.5      Confidentiality.............................................. 37
     9.6      Change of Corporate Name and Trade Name...................... 38
     9.7      Real Property Adjustments.................................... 38
     9.8      Agreements Regarding Certain Labor Matters................... 38
     9.9      MSC Obligation............................................... 39
     9.10     Certain Uses of Proceeds..................................... 40
     9.11     Maintenance of Net Worth; Stockholder Guaranties............. 40

Article X     Certain Payments And Fees.................................... 41
     10.1     Initial Payment into Escrow.................................. 41
     10.2     Delay Fees................................................... 42
     10.3     Break-up Fees................................................ 43
     10.4     Topping Fee.................................................. 44

ASSET PURCHASE AGREEMENT               Page iii


Article XI    Miscellaneous................................................ 44
     11.1     Amendment and Waiver......................................... 44
     11.2     Notices...................................................... 44
     11.3     Binding Agreement; Assignment................................ 45
     11.4     Severability................................................. 46
     11.5     No Strict Construction....................................... 46
     11.6     Captions..................................................... 46
     11.7     Entire Agreement............................................. 46
     11.8     No Third-Party Beneficiaries................................. 46
     11.9     Counterparts................................................. 46
     11.10    Governing Law................................................ 47
     11.11    Waiver Of Jury Trial......................................... 47
     11.12    Consent To Jurisdiction...................................... 47
     11.13    Attorneys' Fees.............................................. 47
     11.14    Aid to Interpretation........................................ 48

ASSET PURCHASE AGREEMENT               Page iv

                               Index of Exhibits

Exhibit A         Form of Promissory Note
Exhibit B         Form of Shareholder Guaranty
Exhibit C         Capital Expenditures Schedule
Exhibit D         Intentionally Omitted
Exhibit E         Purchase Price Allocation Schedule
Exhibit F         Consulting Agreement
Exhibit G         Seller's Certificate
Exhibit H         Buyer's Certificate
Exhibit I         Opinion of Seller's Counsel
Exhibit J         Opinion of Buyer's Counsel
Exhibit K         Intentionally Omitted
Exhibit L         Real Property Adjustments
Exhibit M         Audited Financial Statements
Exhibit N         Unaudited Financial Statements
Exhibit O         Escrow Agreement
Exhibit P         [Intentionally Omitted]
Exhibit Q         Shareholder Guaranties
Exhibit R         Designated Buyer's Reports

                              Index of Schedules

Schedule 1.1(a)(i)      Purchased Assets - List of Categories
Schedule 1.1(b)(xii)    Certain Excluded Assets
Schedule 1.1(c)(i)      Assumed Liabilities - List of Categories
Schedule 1.1(d)(xviii)  Excluded Liabilities
Schedule 1.2(c)         Working Capital Accounts
Schedule 2.1            Required Consents
Schedule 3.4            Absence of Conflicts
Schedule 3.6            Absence of Certain Developments
Schedule 3.7            Personal Property
Schedule 3.8(a)         Owned Real Property
Schedule 3.8(b)         Leased Real Property
Schedule 3.9            Contracts and Commitments
Schedule 3.10           Proprietary Rights
Schedule 3.11           Litigation; Proceedings
Schedule 3.12           Brokerage
Schedule 3.13           Governmental Licenses and Permits
Schedule 3.14           Employees
Schedule 3.15           Employee Benefit Plans
Schedule 3.16           Insurance
Schedule 3.18           Environmental Matters
Schedule 3.19           Product Warranties
Schedule 3.20           Product Liability; Recalls
Schedule 3.23           Due Diligence "Knowledge" Individuals
Schedule 4.7            MSC Liability Categories
Schedule 7.3            Extraordinary Actions
Schedule 8.2(a)         Scope of Environmental Work
Schedule 8.2(b)         Listing of Environmental Consultants Approved by B of A
Schedule 9.8            Arbitration Procedures

ASSET PURCHASE AGREEMENT               Page v

                            Index of Defined Terms

Adjustments.................................................................  38
Affiliated Group............................................................   4
Agreement...................................................................   1
Alleged Harassment Action...................................................  38
Apportioned Obligations.....................................................  36
Apportionment Claims........................................................  39
Approved Capital Expenditures...............................................   7
Assumed Contracts...........................................................   2
Assumed Liabilities.........................................................   3
Benefit Plans...............................................................  20
Business....................................................................   1
Buyer Break-up Fee..........................................................  43
Buyer Delay Fee.............................................................  42
Buyer Indemnified Parties...................................................  26
Buyer Indemnifying Parties..................................................  28
Buyer Starting Date.........................................................  42
Cap.........................................................................  27
CERCLA......................................................................   5
Closing.....................................................................   8
Closing Approved Capital Expenditures.......................................   7
Closing Capital Expenditure Statement.......................................   7
Closing Date................................................................   8
Closing Working Capital Balance.............................................   7
Closing Working Capital Statement...........................................   7
COBRA.......................................................................  20
Code........................................................................  37
Confidential Information....................................................  37
Consent Decree..............................................................   4
Consulting Agreement........................................................  10
Controlled Group............................................................  20
Deductible..................................................................  28
Designated Buyer............................................................   1
Designated Buyer Parcel.....................................................  11
Designated Buyer's Phase II Audit Report....................................  34
Designated Buyer's Phase II Audit...........................................  34
Environmental and Safety Requirements.......................................  22
Environmental Lien..........................................................  22
Environmental Losses........................................................  32
Environmental Matters.......................................................  33
ERISA.......................................................................  20
Escrow Account..............................................................  41
Escrow Agent................................................................  41
Escrow Amount...............................................................  41
Excluded Assets.............................................................   2
Excluded Employees..........................................................   2
Excluded Liabilities........................................................   4
Final Purchase Price........................................................   6
GE..........................................................................  40
Government Consents.........................................................   9
Governmental Entity.........................................................   2
HSR Act.....................................................................  10
Improvements................................................................  16
Indemnified Party...........................................................  29
Indemnifying Party..........................................................  29
Independent Accountants.....................................................   8
Intangible Property.........................................................   2
Knowledge...................................................................  23
Known On-Site Environmental Matters.........................................  33
Latest Balance Sheet........................................................  13
Leased Properties...........................................................  16
Lender......................................................................  40
Letter of Credit............................................................   6
Lien........................................................................  15
Loss(es)....................................................................  26
Mark........................................................................   2
Material Adverse Effect.....................................................   9
Matters.....................................................................  33
MSC.........................................................................   1
Offsite Environmental Liabilities...........................................   5
On-Site Environmental Matters...............................................  33
Owned Real Property.........................................................  15
Party(ies)..................................................................   1
Permit......................................................................   2
Phase II Audit..............................................................  33
Post-Closing On-Site Environmental
Preliminary Determination Notice............................................  34
Preliminary Purchase Price..................................................   6
Preliminary Sampling........................................................  33
Promissory Note.............................................................   6
Purchased Assets............................................................   1
Release.....................................................................  22
Remedial Action.............................................................  35
Remediation Cost Threshold..................................................  33
Remediation Costs...........................................................  33
Scope of Work...............................................................  33
Seller......................................................................   1
Seller Break-up Fee.........................................................  43
Seller Delay Fee............................................................  42
Seller Indemnified Parties..................................................  28
Seller Starting Date........................................................  42
Seller's Phase II Audit Report..............................................  34
Seller's Phase II Audit.....................................................  33
Shareholder Guaranty........................................................  10
Subsequent Sale Fee.........................................................  44
Survey......................................................................  32
Tax.........................................................................  37
Tax Returns.................................................................  37
Temporary Easement..........................................................  11
Undiscovered Post-Closing On-Site
Working Capital Balance.....................................................   7


Asset Purchase Agreement            Page vi

                            Asset Purchase Agreement


          This Asset Purchase Agreement (this "Agreement") is made as of November 14, 1997, by and among Colorstrip, Inc., a California corporation ("Seller") Material Sciences Corporation, a Delaware corporation ("MSC"), and MSC Pinole Point Steel Inc., a Delaware corporation ("Designated Buyer"). Seller, MSC and Designated Buyer are each individually referred to as a "Party" and together as the "Parties."

          Whereas, Seller operates one plant which hot dip galvanizes steel and another plant which continuously coats steel coils located at 5000 and 5200 Giant Road, Richmond, California (collectively the "Business"); and

          Whereas, Designated Buyer desires to acquire from Seller, and Seller desires to sell to Designated Buyer, to the extent provided herein, substantially all of the assets and property of Seller related to the Business (other than Excluded Assets) in exchange for cash, a promissory note and the assumption of certain of the liabilities of Seller.

          Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   Article I

                          Purchase And Sale Of Assets

          1.1  Basic Transaction.

               (a) Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined in Section 1.3), Designated Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Designated Buyer, all of Seller's right, title and interest in and to the following assets used in, useful for or otherwise associated with the Business, but excluding all Excluded Assets (collectively, the "Purchased Assets"):

                    (i) All assets of the types that are set forth on
          Schedule 1.1(a)(i);

                    (ii) All of Seller's transferable rights and interests arising under or in connection with any Contracts to which Seller is a party and which relate to the Business and other documents relating to the Business, but excluding Seller's insurance policies ("Assumed Contracts"). "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing, but excluding Seller's insurance policies;

                    (iii) Sales data, customer lists, other information relating to customers, suppliers' names, mailing lists, and, if any, advertising matter and all rights thereto relating to the Business;


Asset Purchase Agreement            Page 1

                    (iv) All of Seller's Intangible Property and corporate names (including without limitation "Colorstrip, Inc." and "Pinole Point Steel Company") and Marks, including all of Seller's rights in the corporate names and Marks in any location in the United States or in any foreign country; all of Seller's books and records relating to the Business, including employees other than Peter Wais, Bruce Carrier, Janine DeHart and Whaite Clark (the "Excluded Employees"); and transferable Permits. "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks. "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or applications for registration of any of the foregoing. "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity. "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign;

                    (v) All claims, warranties, guarantees, refunds, causes of action, rights of action, rights of recovery, rights of offset, rights of recoupment or insurance proceeds arising in the ordinary course of the Business, but not those related to Excluded Assets or Excluded Liabilities;

                    (vi) All loans to employees (other than the Excluded Employees); provided, however, that notwithstanding anything to the contrary contained herein, Seller may forgive loans to employees prior to the Closing Date not in excess of $100,000 in the aggregate;

                    (vii) All rights to receive mail and other communications addressed to Seller and relating to the Purchased Assets or Assumed Liabilities;

                    (viii) all of the phone numbers (including 800 numbers) and e-mail and internet addresses of Seller which relate to the Business; and

                    (ix) all goodwill as a going concern and associated with the Business and the Purchased Assets.

          (b) Excluded Assets. Notwithstanding the provisions of Section 1.1(a), the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

                    (i) The consideration delivered to Seller pursuant to this Agreement (including all cash consideration, the Promissory Note and the proceeds thereof);

                    (ii) Seller's articles of incorporation, non-transferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller, Seller's insurance policies and all income tax records and nontransferable Permits; provided, however, that copies of such corporate and tax records and nontransferable Permits shall be provided to Buyer at the Closing;


Asset Purchase Agreement            Page 2

                    (iii) Seller's books of account; provided, however, that copies of such books of account shall be provided to Buyer at the Closing;

                    (iv) Any shares of the capital stock of Seller held as treasury shares;

                    (v) Any Tax refund relating to any time or period ending on or prior to the Closing Date;

                    (vi) all cash and cash equivalents (including, without limitation, certificates of deposit);

                    (vii) Seller's rights under or pursuant to this Agreement and the other agreements contemplated hereby;

                    (viii) any right to receive mail and other communications addressed to Seller not relating to the Business, Purchased Assets or Assumed Liabilities (which mail or other communications Designated Buyer shall promptly forward to Seller);

                    (ix) the action entitled Marwais Steel v. Pacific Indemnity and any recovery therefrom;

                    (x) San Francisco 49ers football tickets, rights to use the skybox at 3Com Park (formerly Candlestick Park), and all rights to purchase the foregoing in the future;

                    (xi)  the company airplane;

                    (xii)  the assets listed on Schedule 1.1(b)(xii); and

                    (xiii)  the Marwais name and logo.

          (c) Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, in addition to the Final Purchase Price and as additional consideration for the Purchased Assets, Designated Buyer agrees that from and after the Closing, Designated Buyer shall assume on the Closing Date and shall pay, perform or discharge in a timely manner, to the extent not paid, performed or discharged by the Seller on or before the Closing, only the following liabilities, commitments and obligations of the Business, except for the Excluded Liabilities (the "Assumed Liabilities");

                    (i) all liabilities of Seller of the types that are set forth on Schedule 1.1(c)(i).

                    (ii) all liabilities and obligations of the Business under the Assumed Contracts;


Asset Purchase Agreement            Page 3

                    (iii) any liabilities or obligations with respect to any products that were manufactured, marketed or sold prior to the Closing, including without limitation product liability and infringement claims;

                    (iv) all liabilities or obligations of Seller Indemnified Parties with respect to that certain Consent Decree Regarding Injunctive and Monetary Relief for Gender and Race Hiring Claims filed June 18, 1996 (the "Consent Decree") executed by Seller (as successor to Pinole Point Steel Company); and

                    (v) all amounts payable with respect to periods after the Closing Date on account of the Richmond Atlas Road Refunding assessment.

          (d) Excluded Liabilities. Except for the Assumed Liabilities, Designated Buyer shall not and does not assume any of the following liabilities, obligations or commitments of the Business, whether accrued, absolute or contingent, whether known or unknown, whether disclosed on the Schedules to this Agreement, whether due or to become due and whether related to the Purchased Assets, the Business or otherwise and regardless of when or by whom asserted, (collectively, the "Excluded Liabilities") which shall be retained and timely discharged by Seller:

                    (i) any of Seller's liabilities or obligations under this Agreement or the agreements contemplated hereby;

                    (ii) any of Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys' and accountants' fees and brokerage fees);

                    (iii) except as expressly contemplated herein and except for Tax liabilities included in the Closing Working Capital Balance, any liability or obligation of Seller for Taxes, including any liability or obligation of Seller in respect of any amount of federal, state or other Taxes (including interest, penalties and additions to such Taxes and any liabilities relating to Taxes arising as a result of Seller at any time being a member of an affiliated group (as defined in Section 1504(a) of the Code (an "Affiliated Group"));

                    (iv) any liabilities or obligations relating to fines or penalties imposed by any Governmental Entity with respect to the period prior to the Closing relating to Seller's failure to comply with the air emission requirements of the operating permit for the Business;

                    (v) any liabilities or obligations (whether or not asserted against Seller in the first instance) arising from the offsite treatment, storage, disposal, or arrangement for disposal of hazardous materials, substances or wastes generated prior to, on or after the Closing Date by Seller, including, without limitation, all liability with respect to the foregoing arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended from time to time, or any state counterpart of CERCLA ("Offsite Environmental Liabilities");


Asset Purchase Agreement            Page 4

                    (vi) any liabilities or obligations solely in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

                    (vii) any liabilities or obligations of Seller for the vacation pay, sick pay, salary, bonuses, severance or other payments of liabilities of any kind to the Excluded Employees and any severance payments to any other employee with respect to a termination of employment prior to the Closing Date;

                    (viii) any liability or obligation under the Benefit Plans (other than medical insurance for union employees);

                    (ix) any liabilities or obligations of Seller to indemnify its directors and officers in connection with the transactions contemplated by this Agreement and obligations to indemnify directors, officers, employees and agents in connection with the Excluded Assets or other Excluded Liabilities;

                    (x) any liabilities or obligations of Seller, if any, arising as a result of breaches of, or transactions entered into in violation of, this Agreement;

                    (xi) any liabilities or obligations of Seller under any Contract which would be included in the Purchased Assets but for the provisions of Section 1.4 (except as contemplated in Section 1.4);

                    (xii) any liability or obligation of Seller resulting from any claim, action, suit or proceeding brought by any shareholder of Seller;

                    (xiii) any liability or obligation of Seller resulting from any claim, action, suit or proceeding brought by any person or entity claiming to have a right to purchase Seller or the Business (whether by merger, sale of assets, sale of shares, recapitalization or otherwise);

                    (xiv) any liability or obligation of Seller relating to the Alleged Harassment Action (as defined herein) solely with respect to facts and circumstances existing on or prior to the Closing;

                    (xv) all liabilities or obligations of Seller arising from Seller's activities after the Closing Date;

                    (xvi) all liabilities or obligations of Seller in connection with the merger of PPSC with and into Seller;

                    (xvii) all liabilities or obligations of Seller set forth on
          Schedule 3.11; or

                    (xviii) all liabilities or obligations of Seller set forth on Schedule 1.1(d)(xviii)


Asset Purchase Agreement            Page 5

      1.2 Purchase Price for Purchased Assets.

        (a) Final Purchase Price. The aggregate purchase price for the Purchased Assets (the "Final Purchase Price") shall be equal to $126,670,000, subject to increase or decrease as provided in this Section 1.2(a):

               (i) The Final Purchase Price shall be increased by:

                    A. the amount, if any, by which the Closing Working Capital Balance (as defined in Section 1.2(e)), as shown on the Closing Working Capital Statement (as defined in Section 1.2(e)) exceeds $19,150,000; and

                    B. the amount, if any, by which the Closing Approved Capital Expenditures (as defined in Section 1.2(e)) as shown on the Closing Capital Expenditure Statement (as defined in Section 1.2(e)) exceed $1,750,000;

               (ii) The Final Purchase Price shall be decreased by:

                    A. the amount, if any, by which $18,150,000 exceeds the Closing Working Capital Balance; and

                    B. the amount, if any, by which $1,750,000 exceeds the Closing Approved Capital Expenditures.

        (b) Preliminary Purchase Price. At the Closing, Designated Buyer shall pay Seller an amount (the "Preliminary Purchase Price") equal to the Final Purchase Price as estimated in good faith by Seller on the basis of a projected working capital statement of Seller as of the Closing Date and a projected capital expenditure statement of Seller as of the Closing Date, in each case prepared in good faith by Seller and delivered to Designated Buyer not less than five days prior to the Closing. Designated Buyer shall pay $64,082,000 of the Preliminary Purchase Price by Designated Buyer's promissory note (the "Promissory Note") substantially in the form of Exhibit A issued to Seller for the assets associated with Pinole Point Steel Company's business immediately prior to the merger with Colorstrip, Inc. and shall pay the balance in cash (including amounts received from the Escrow contemplated in Article X as partial payment of the purchase price) for the assets associated with the business of Colorstrip immediately prior to its merger with Pinole Point Steel Company and its total working capital at the Closing Date. To secure the payment of the Promissory Note, Designated Buyer shall obtain and deliver to Seller at the Closing a standby letter of credit (the "Letter of Credit") substantially in the form attached to Exhibit A issued by Bank of America NT&SA or other bank reasonably satisfactory to Seller. The Letter of Credit shall be in a face amount equal to the principal amount of the Promissory Note plus the interest that will be due and payable thereon assuming payment of the Promissory Note in accordance with its terms. The Letter of Credit shall (i) be irrevocable, (ii) expire not earlier than thirty days after the final maturity of the Promissory Note; and (iii) permit drawing by Seller upon presentation of Seller's certificate that Seller has not been fully paid in accordance with the terms of the Promissory Note.

Asset Purchase Agreement            Page 6

        (c) Working Capital Balance. The "Working Capital Balance" of Seller means, as of any date of determination, the excess of the current assets of Seller set forth on Schedule 1.2(c) as of such date over the current liabilities set forth on Schedule 1.2(c) as of such date, determined in accordance with the GAAP but determined without taking into account any Excluded Assets or Excluded Liabilities. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, and as consistently applied by Seller with respect to the accounting methods used (consistent application shall be determined by reference to the work papers of Seller's independent accountants relating to Seller's most recent audited financial statements);

        (d) Approved Capital Expenditures. "Approved Capital Expenditures" of Seller means (i) capital expenditures made by Seller on or after January 1, 1997 and before the Closing Date as set forth on the Capital Expenditures Schedule attached hereto as Exhibit C and (ii) any other capital expenditures made by Seller made on or after January 1, 1997, provided that Seller obtains the approval of Designated Buyer as to any non-emergency capital expenditure in excess of $25,000 and, if practicable, any emergency capital expenditure in excess of $200,000; provided that Approved Capital Expenditures shall exclude any expenditures by Seller required by Section 15 of the Consent Decree for building a locker room and bathroom. If it is not practicable for Seller to seek Designated Buyer's prior approval to an emergency capital expenditure, Seller shall give Designated Buyer notice thereof as soon as practicable. Designated Buyer shall approve or disapprove any non-emergency capital expenditure within three business days and any emergency capital expenditure within four hours after notice thereof from Seller, such approval in any case not to be unreasonably withheld.

        (e)  Purchase Price Adjustment.

               (i) Within 45 days after the Closing Date, Seller shall prepare and deliver to Designated Buyer together with supporting information, and its outside accountants will issue a report in accordance with the standards specified in such report on the following: (A) a computation of the Final Purchase Price and (B) a working capital statement (the "Closing Working Capital Statement") of the Business setting forth its determination of the Working Capital Balance as of the Closing Date (the "Closing
     Working Capital Balance") and (C) a capital expenditure statement of the Closing Date ("Closing Capital Expenditure Statement") of the Business setting forth Approved Capital Expenditures (the "Closing Approved Capital Expenditures"), all as defined in this Agreement. In each case (A), (B) and
     (C) above, the information will be prepared in accordance with GAAP consistent with the financial statements prepared by Seller and furnished in accordance with Section 3.5. Within 30 days following receipt, Designated Buyer shall notify Seller whether it accepts or disputes the determination of the Final Purchase Price. If Designated Buyer disputes the Final Purchase Price, Designated Buyer shall concurrently with such notification furnish Seller with a reasonably detailed explanation in writing of its reasons for the dispute. Seller's and Designated Buyer's respective outside accountants shall meet to resolve the dispute. If Seller's and Designated Buyer's respective outside accountants are not able to resolve the dispute within 30 days, such dispute shall be referred to Price Waterhouse or if Price Waterhouse is unavailable or unwilling to perform such services, then an accounting firm of national reputation which does not provide material services to either Party (the "Independent Accountants") for resolution. The Independent Accountant's determination of the dispute

Asset Purchase Agreement             Page 7
     shall be made within 30 days and shall be final and binding on the parties. Designated Buyer and Seller shall each bear the fees and expenses of its outside accountants, and shall evenly split the fees and expenses of the Independent Accountants. Seller and Designated Buyer shall cooperate in the resolution of any dispute involving the Final Purchase Price and shall provide each other's outside accountants and the Independent Accountants access to their respective books and records and facilities. The review by Designated Buyer's outside accountants and the Independent Accountants will be limited to determining whether GAAP has been followed and whether any difference for any general ledger item exceeds by $5,000 or more Seller's accountant's determination (any lesser difference shall be disregarded).

               (ii) For purposes of determining Closing Working Capital Balance and Closing Approved Capital Expenditures, Designated Buyer and Seller shall jointly take a physical count of all inventory included in the Purchased Assets as of the Closing, conducted and valued in accordance with GAAP.

               (iii) If the Final Purchase Price is greater than the Preliminary Purchase Price, Designated Buyer shall pay the difference in cash to Seller within three business days of the final determination of the Final Purchase Price. If the Preliminary Purchase Price is greater than the Final Purchase Price, Seller shall refund the difference in cash to Designated Buyer within three business days of the final determination of the Final Purchase Price.

               (iv) The party making the payment under (iii) above shall concurrently pay interest on such payment between the Closing Date and the date of such payment at the annual rate set forth in the Promissory Note.

      1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Coblentz, Cahen, McCabe & Breyer, LLP, Attorneys at Law, Seventh Floor, 222 Kearny Street, San Francisco, California, commencing at 10:00 a.m. on the later of the date 30 days following the execution and delivery of this Agreement or at such place and date promptly following (but not more than five business days following) the satisfaction of all conditions precedent to the Closing or at such other place and time as may be agreed by the Parties, but in no event later than April 30, 1998. The date and time of the Closing are herein referred to as the "Closing Date."

      1.4 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Designated Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Designated Buyer shall assume no obligations or liabilities under any such Assumed Contract until such consent is obtained. Seller shall use its best efforts to advise Designated Buyer promptly in writing with respect to any Assumed Contract which either Seller knows or has substantial reason to believe will or may not be subject to assignment to Designated Buyer hereunder. If any consent or waiver necessary for the sale, transfer, assignment and delivery of an Assumed Contract is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with

Asset Purchase Agreement             Page 8

Designated Buyer following the Closing Date in any reasonable arrangement designed to provide Designated Buyer with the rights and benefits (subject to Designated Buyer's assumption of all of the obligations and liabilities thereunder) under any such Assumed Contract, including enforcement for the benefit of Designated Buyer and at Designated Buyer's expense of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Designated Buyer, acting as an agent on behalf of Designated Buyer or as Designated Buyer shall otherwise reasonably require; provided that Designated Buyer shall bear Seller's out-of-pocket expenses as such agent (and shall advance Seller's anticipated out-of-pocket expenses).


                                  Article II

                             Conditions To Closing

      2.1 Conditions to Designated Buyer's Obligations. The obligation of Designated Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing
Date:

        (a) the representations and warranties set forth in Article III hereof are true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except to the extent that a breach or breaches of such representations and warranties would not have a material adverse effect on the Business or financial condition, results of operations or assets of the Business, in any case taken as a whole ("Material Adverse Effect") (disregarding (i) any such effect caused by changes in the United States or Northern California economy or capital markets in general, changes in the industry in which the Business operates or changes in law and
(ii) any such effect directly or indirectly resulting from contact between Designated Buyer and Seller's labor union) and except that any such breach or breaches discovered by Seller and disclosed to Designated Buyer shall be disregarded if Seller has an indemnification obligation therefor under Section 6.2(a)(i)(A);

        (b) Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing, except to the extent that such failure would not have a Material Adverse Effect;

        (c) all consents by the third parties identified in Schedule 2.1 shall have been obtained unless the goods or services provided for in the contracts with such parties may be obtained on a commercially equivalent basis, and, with respect to any other third party consents, except to the extent that the failure to obtain such consent would not have a Material Adverse Effect;

        (d) all governmental filings, authorizations and approvals that are required of Seller for the transfer of the Purchased Assets to Designated Buyer and the consummation of the transactions contemplated hereby ("Government Consents") shall have been duly made and obtained, except Government Consents the absence of which would not have a Material Adverse Effect;

Asset Purchase Agreement             Page 9

        (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or otherwise been terminated;

        (f) no action, suit, or proceeding shall be pending or, to the Knowledge (as defined in Section 3.23) of Seller, threatened by any Governmental Entity before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Designated Buyer to own, operate or control the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

        (g) Peter Wais shall have entered into a Consulting agreement (the "Consulting Agreement"), in the form set forth in Exhibit F, and such Consulting Agreement shall be in full force and effect concurrently with the Closing;

        (h) Designated Buyer shall have received an opinion, dated the Closing Date, of Coblentz, Cahen, McCabe & Breyer, LLP, counsel to Seller, in form and substance as set forth in Exhibit I addressed to MSC and Designated Buyer;

        (i) Marshall I. Wais shall have entered into a shareholder guaranty (a "Shareholder Guaranty"), substantially in the form of Exhibit B and such guaranty shall be in full force and effect;

        (j) on or prior to the Closing Date, Seller shall have delivered to Designated Buyer all of the following:

               (i) a certificate from the Seller in the form set forth in Exhibit G, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a) and (b) have been satisfied;

               (ii) certified copies of the resolutions duly adopted by Seller's board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation of all other transactions contemplated hereby and thereby;

               (iii) copies of all third party and Government Consents, approvals, filings, releases and terminations required by this Agreement;

               (iv) certificate of the Secretary of State of California stating that Seller is in good standing;

               (v) a recordable temporary access easement agreement ("Temporary Easement") benefitting the Owned Real Property (hereafter defined) parcel located in Richmond, California to be acquired by Designated Buyer (the "Designated Buyer Parcel") and burdening Seller's adjacent parcel which Temporary Easement shall be on mutually satisfactory terms and conditions (including Designated Buyer's indemnification of Seller for claims arising from the use of the Temporary Easement in the operation of the Business) and shall expire at such time as the Designated Buyer Parcel has direct access to a public road; and

               (vi) such other documents or instruments as Designated Buyer may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 2.1 may be waived by Designated Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Designated Buyer or unless Designated Buyer agrees in writing to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

      2.2 Conditions to the Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

        (a) the representations and warranties set forth in Article IV are true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

        (b) Designated Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

        (c) all Government Consents shall have been duly made and obtained, except Government Consents the absence of which would not have a material adverse effect on MSC's and Designated Buyer's ability to perform their obligations under this Agreement and the other instruments and agreements contemplated hereby;

        (d) Seller shall have received an opinion dated the Closing Date from Kirkland & Ellis, MSC's and Designated Buyer's counsel in form and substance as set forth in Exhibit J addressed to Seller and on which Peter Wais may rely in pertinent part.

        (e) all applicable waiting periods (and any extensions thereof) under the HSR Act, shall have expired or otherwise been terminated;

        (f) no action, suit or proceeding shall be pending or, to the knowledge of Designated Buyer, threatened by any Governmental Entity before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

        (g) Designated Buyer shall have entered into the Consulting Agreement and such Consulting Agreement shall be in full force and effect as of the Closing;

        (h) Designated Buyer shall have delivered a resale certificate with respect to California sales tax on the inventory contained in the Purchased Assets;

        (i) on or prior to the Closing Date, Designated Buyer shall have delivered to Seller all of the following:

               (i) a certificate from Designated Buyer in the form set forth in Exhibit H attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) and (b) have been satisfied;

               (ii) certified copies of the resolutions duly adopted by MSC's and Designated Buyer's respective boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby (including without limitation the Promissory Note and the Consulting Agreement), and the consummation of all other transactions contemplated hereby and thereby;

               (iii) copies of all third party and Government Consents, approvals, filings, releases and terminations required by this Agreement;

               (iv) certificates of the Secretary of State of Delaware that MSC and Designated Buyer are each in good standing and of the Secretary of State of Illinois that MSC is duly qualified and in good standing; and

               (v) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

     Any condition specified in this Section 2.2 may be waived by Seller; provided that no such waiver shall be effective unless it is set forth in a writing executed by Seller or unless Seller agrees in writing to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.


                                  Article III

                         Representations And Warranties
                               Concerning Seller

     As a material inducement to Designated Buyer to enter into this Agreement, Seller hereby represents and warrants that as of the date of this Agreement and at the Closing Date; provided, however, that such warranty as of the Closing Date shall not be deemed to be a covenant that the representations and warranties will be true as of the Closing Date:

      3.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of California and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where failure to qualify would not have a Material Adverse Effect. Seller possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Purchased Assets, to carry on the Business as now conducted and presently proposed to be conducted and to enter into this Agreement and perform its obligations hereunder. The copies of Seller's charter documents and bylaws which have been furnished to Designated Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

      3.2 Subsidiaries; Investments. Seller does not own or hold any rights to acquire any shares of stock or any other security or interest in any other person or entity, and Seller has never had any subsidiary.

      3.3 Authorization of Transactions. This Agreement and all other transactions contemplated hereby to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller and its shareholders. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

      3.4 Absence of Conflicts. Except as set forth in Schedule 3.4, Seller is not subject to or obligated under its articles of incorporation, its bylaws, any applicable law or rule or regulation of any governmental authority, or any material agreement or instrument, or any material license, franchise or Permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

      3.5  Financial Statements.   Attached hereto as Exhibits M and N,
respectively, are the following financial statements:

        (a) the audited balance sheets of Seller and of Pinole Point Steel Company ("PPSC") as of December 31, 1996, December 31, 1995 and December 31, 1994, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

        (b) the unaudited balance sheet of Seller as of September 30, 1997 (the "Latest Balance Sheet"), and the related pro forma combined statements of income and cash flows (or the equivalent) for the nine-month period then ended.

All such financial statements referred to in clauses (a) and (b) have been prepared in conformity with GAAP (except for changes, if any, disclosed therein). Such statements of income and cash flow referred to in clauses (a) and (b) present fairly in all material respects the results of operations and cash flows of Seller and PPSC for the respective periods covered, and the balance sheets referred to in clauses (a) and (b) present fairly in all material respects the financial condition of Seller and PPSC as of their respective dates. The unaudited statements of income and cash flows (or the equivalent) for the nine month period ended September 30, 1997 referred to in clause (b) reflect the operations of Seller and PPSC independently owned and operated from January 1, 1997 through July 5, 1997, and merged on July 5, 1997. Such statements to the extent of the period from January 1, 1997 to July 5, 1997 have been prepared on a pro forma combined basis, eliminating intercompany items.

     3.6 Absence of Certain Developments. Except as set forth in Schedule 3.6 and except as expressly contemplated by this Agreement, since September 30, 1997, Seller has not suffered a change which could reasonably be anticipated to have a Material Adverse Effect. Without limiting the generality of the foregoing, since that date Seller has not taken any of the following actions outside of the ordinary course of business:

          (a) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (b) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

          (c) borrowed any amount or consensually incurred any material liabilities or incurred liabilities under contracts;

          (d) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

          (e) sold, assigned or transferred any of its tangible assets or canceled any debts or claims;

          (f) sold, assigned, licensed or transferred any Intangible Property or disclosed any Intangible Property to any person or entity;

          (g)  suffered any losses or waived any rights of material value;

          (h) made capital expenditures or commitments other than as contemplated by this Agreement;

          (i) suffered any casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance;

          (j) made any investment in or taken steps to incorporate any subsidiary;

          (k) entered into any employment agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such agreements;

          (l)  lost any material contracts with any customer or supplier;

          (m)  made any change in the Seller's charter or bylaws; or

          (n)  entered into any other material transaction.

     3.7  Personal Property.

          (a) Seller has good and marketable title to, or a valid leasehold interest in, the personal property used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for personal property disposed of in the ordinary course of the Business since the date of the Latest Balance Sheet and except as disclosed in Schedule 3.7. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the personal property included in the Purchased Assets, free and clear of all Liens except as disclosed in Schedule
3.7. For purposes of this Agreement, "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller, any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of the Business).

          (b) Except as set forth in Schedule 3.7, to Seller's Knowledge, the machinery, equipment, vehicles and other personal property of Seller included in the Purchased Assets are in good condition and repair, reasonable wear and tear excepted, and are usable in the ordinary course of the Business. Seller owns or leases under valid leases all machinery, equipment and other personal property reasonably necessary for the conduct of the Business as currently conducted.

     3.8  Real Property.

          (a) Schedule 3.8(a) lists and describes briefly all real property that Seller owns (the "Owned Real Property"). With respect to each such parcel of Owned Real Property:

               (i) Seller has good and marketable title to the parcel of real property, free and clear of any Lien, easement, covenant, or other restriction, except for "Permitted Encumbrances" which means installments of real property taxes not yet due and payable, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not adversely affect the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

               (ii) there are no pending or, to Seller's Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

               (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, each such parcel is independently assessed for real property tax purposes, the buildings are improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

               (iv) to Seller's Knowledge, all facilities have received all approvals of Governmental Entities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

               (v) except as contemplated by Section 9.7 of this Agreement, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any such parcel of real property;

               (vi) there are no outstanding options or rights of first refusal to purchase any such parcel of real property, or any portion thereof or interest therein;

               (vii) there are no parties (other than Seller) in possession of any such parcel of real property; and

               (viii) each building on the Owned Real Property has direct access to a public street or will have direct access upon recordation of the Temporary Easement.

          (b) Schedule 3.8(b) lists and describes briefly all real property leased or subleased to Seller (the "Leased Properties"). Seller has delivered to Designated Buyer correct and complete copies of the leases and subleases listed in Schedule 3.8(b) (as amended to date). Seller warrants that none of such leases is material to the Business.

          (c) Other than those defects set forth in Schedule 3.8 and in Designated Buyer's reports described in Exhibit R, to Seller's Knowledge all buildings and all components of all buildings, structures and other improvements included within the Owned Real Property (the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are (subject to reasonable wear and tear) in operating condition and repair and adequate to operate such facilities as currently used. Other than those defects set forth in Schedule 3.8 and in such Designated Buyer's reports, to Seller's Knowledge, there are no facts or conditions affecting any of the Improvements (including latent defects) which would, individually or in the aggregate, materially interfere with the use, occupancy or operation thereof as currently used or occupied.

     3.9  Contracts and Commitments.

          (a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.8, Schedule 3.9, Schedule 3.10 or Schedule 3.15, Seller is not a party to or bound by, whether written or oral, any of the following executory agreements or arrangements if an Assumed Contract or an Assumed Liability:

               (i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors, employees or Affiliates or any severance agreements;

               (ii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

               (iii) guarantee of any obligation for borrowed money or otherwise in excess of $10,000;

               (iv) material license or royalty agreements relating to the Purchased Assets (other than off-the-shelf software);

               (v) material lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party which constitutes a part of the Purchased Assets;

               (vi) lease or agreement under which it is lessor of or permits any third party to hold or operate any Purchased Assets owned or controlled by Seller;

               (vii) contract relating to the distribution, marketing or sales of its products or the products of others by the Business;

               (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000, other than purchase orders cancelable upon less than 30 days notice;

               (ix) assignment, license, indemnification or agreement with respect to any Intangible Property (other than off-the-shelf software);

               (x) warranty agreement with respect to its services rendered or its products sold or leased;

               (xi) agreement relating to any business acquisition, merger, sale or purchase of substantial assets, equity financings, recapitalizing or reorganizations;

               (xii) agreement involving payments in excess of $10,000 with a term of more than six months which is not terminable by Seller upon less than 30 days notice without penalty;

               (xiii) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

               (xiv)   any other agreement which is material to the Business.

          (b)  All of the contracts, agreements and instruments set forth on
Schedule 3.9 are valid, binding and enforceable against Seller in accordance with their respective terms. Seller has performed in all material respects all obligations required to be performed by it under the contracts, agreements and instruments listed on Schedule 3.9 and is not in default under or in breach of nor in receipt of any claim (other than credit or debit memos of less than $60,000) of default or breach under any contract, agreement or instrument listed on Schedule 3.9; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller under any contract, agreement or instrument listed on
Schedule 3.9 ; Seller does not have any present expectation or intention of not fully performing all such obligations; Seller has no Knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment listed on Schedule 3.9; and Seller is not a party to any contract or commitment which would have a Material Adverse Effect.

          (c) Seller has provided Designated Buyer with a true and correct copy of all written contracts which are required to be disclosed on Schedule 3.9, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 3.9). Schedule 3.9 contains an accurate and complete description of all material terms of all oral contracts referred to therein.

     3.10  Proprietary Rights.

          (a) Except as set forth on Schedule 3.10, Seller does not have any Intangible Property that is material to the Business, including (i) patents or registered Marks and pending patent applications or other applications for registrations of the Marks; (ii) unregistered trademarks, unregistered service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names; (iii) unregistered copyrights; (iv) non-confidential descriptions of trade secrets and confidential information; (v) computer software; (vi) any other Intangible Property; and (vii) all licenses or similar agreements or arrangements covering Intangible Property to which Seller is a party, either as licensee or licensor, or a third-party beneficiary.

          (b) Except as set forth in Schedule 3.10: (i) the Seller owns and possesses free and clear of all Liens and without restriction as to use, all right, title and interest in and to the Intangible Property necessary for the operation of the Business as currently conducted; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intangible Property has been made, is currently outstanding or to the Knowledge of Seller is threatened; (iii) to the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated or otherwise conflicted with, and the operation of the Business of the Seller as currently conducted will not infringe, misappropriate or otherwise conflict with, the Intangible Property of third parties; (iv) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intangible Property; and (v) immediately subsequent to the Closing, Seller's Intangible Property will be owned by or available for use by Buyer on terms and conditions identical to those under which Designated

Seller owned and used such Intangible Property immediately prior to the Closing. Seller has informed Designated Buyer that all the computer software and hardware used by Seller will not correctly process, provide and receive date-related data into and between the twentieth and twenty-first centuries or beyond.

     3.11 Litigation; Proceedings. Except as set forth in Schedule 3.11, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Seller's Knowledge, threatened against or affecting Seller, the Purchased Assets or the Business at law or in equity, or pending or threatened by Seller against any third party, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to result in a judgment in excess of $250,000; Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Seller's Knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit) which would reasonably be expected to result in a judgment in excess of $250,000. Seller is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator relating to the Purchased Assets, the Business or the transactions contemplated by this Agreement which would reasonably be expected to result in a judgment in excess of $250,000.

     3.12 Brokerage. Except as set forth in Schedule 3.12, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or Seller's shareholder. Seller shall pay, and hold Designated Buyer and MSC harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     3.13 Governmental Licenses and Permits. Schedule 3.13 contains a complete listing and summary description of all material Permits owned or possessed by Seller. To Seller's knowledge, except as indicated on Schedule 3.13, Seller owns or possesses all right, title and interest in and to all Permits. To Seller's Knowledge, no loss or expiration of any Permit is pending or threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.

     3.14 Employees. Except as set forth on Schedule 3.14, to the Knowledge of Seller, no employee and no group of employees or independent contractors of Seller has any plans to terminate his, her or its employment or independent contractor relationship with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986. Except as set forth on Schedule 3.14, Seller is not a party to or bound by any collective bargaining agreement, nor since January 1, 1996, has it experienced any strikes, material grievances, material unfair labor practices claims or other material employee or labor disputes. To Seller's Knowledge, Seller has not engaged in any unfair labor practice. Schedule 3.14 sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed by Seller (including independent contractors, but excluding the Excluded

Asset Purchase Agreement            Page 19

Employees), their job descriptions and whether each employee is absent from active employment for any reason, including, without limitation, leave of absence or disability.

     3.15  Employee Benefit Plans.

           (a) Except as set forth on Schedule 3.15, with respect to current or former employees of Seller, Seller does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), (iv) stock option or stock purchase plans, or (v) material fringe benefit plans or programs whether in writing or oral and whether or not terminated (collectively, the "Benefit Plans").

           (b) Except for obligations which are accrued but not yet paid with respect to current periods, Seller has not incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of Seller (as defined in Section 414 of the Code, the "Controlled Group") that has not been satisfied in full, and to Seller's Knowledge no condition exists that would reasonably be expected to present a material risk to Seller or any member of the Controlled Group of incurring such a liability.

           (c) To Seller's Knowledge, none of the Benefit Plans has any material unfunded liabilities.

           (d) To Seller's Knowledge, all reporting and disclosure obligations as they apply to the Benefit Plans and the requirements of Section 4980B of the Code ("1 COBRA") and Health Insurance Portability and Accountability Act of 1996 have been timely met.

           (e) To Seller's Knowledge, with respect to any Benefit Plan which intended to be a qualified plan which meets the requirements of Code Section 401(a), a favorable determination letter from the Internal Revenue Service has been received by Seller with respect to any such Benefit Plan to the effect that it is qualified under Section 401(a) of the Code (including requirements imposed by the Tax Reform Act of 1986 and subsequent legislation with an effective date prior to January 1, 1995), and, to Seller's Knowledge, there are no circumstances which would reasonably be expected to cause the Benefit Plan to lose such qualified status.

     3.16 Insurance. Schedule 3.16 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets and the Business. All of such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any such insurance policies and Seller has not been denied insurance coverage. None of such policies are transferrable or will inure to the benefit of Designated Buyer.

Asset Purchase Agreement            Page 20

     3.17 Compliance with Laws. To the Knowledge of Seller, Seller and its respective officers, directors and employees have complied with all applicable material laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are material to the Business.

     3.18  Environmental Matters.

           (a) Except as disclosed on Schedule 3.18, to the Knowledge of Seller, Seller has complied with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and Seller has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to Seller, the Business, the Owned Real Property or the Leased Real Property.

           (b) Without limiting the generality of the foregoing, except as disclosed on Schedule 3.18, to the Knowledge of Seller, Seller has obtained and complied with, and is currently in compliance with, all material permits, licenses and other authorizations that have been required pursuant to any Environmental and Safety Requirements for the occupancy of the Leased Properties or the operation of the Business. A list of all such permits, licenses and other authorizations which are material to Seller is set forth on Schedule 3.18.

           (c) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations), except for any such obligations which arise as a result of facts or circumstances peculiar to Designated Buyer's future use of the Owned Real Property or Leased Real Property.

           (d) Except as set forth on Schedule 3.18, to Seller's Knowledge, none of the following exists at any Owned Real Property or Leased Real Property:
(i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

           (e) Except as set forth on Schedule 3.18, to Seller's Knowledge, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property (and no such facility or property (including without limitation the Owned Real Property and the Leased Real Property is contaminated with such substances), so as to give rise to material or potentially material liabilities or investigatory, corrective or remedial obligations of Seller or the Business under Environmental and Safety Requirements, including without limitation liability for response costs, natural resource damages or attorneys fees pursuant to CERCLA.

           (f) No Environmental Lien has attached to any Owned Real Property or Leased Real Property.

Asset Purchase Agreement            Page 21

           (g) Seller has disclosed to the Designated Buyer all material facts, and have provided copies of all material documents, in its possession with respect to environmental, health or safety liabilities or obligations relating to the past or present properties, facilities, and operations of the Business.

           (h) For purposes of this Agreement, the following terms shall have the following respective meanings:

                (i) "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation) as such of the foregoing are constituted prior to, on, or after the Closing Date.

                (ii)  "Release" shall have the meaning set forth in CERCLA.

                (iii) "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of Seller arising under any Environmental and Safety Requirements.

           (i) To the extent there is a breach of a representation or warranty contained in this Section 3.18 relating to contamination at or beneath, or emanating onto or from the Owned Real Property or Leased Real Property, the indemnification for any resulting Loss shall be governed by Article VIII.

     3.19 Product Warranties. Except as disclosed in Schedule 3.19, Seller has not made any warranties with respect to the products manufactured and/or sold by it other than those warranties expressly made in the literature accompanying such products, true and complete copies of which are attached hereto as Schedule
3.19. Substantially all of the products manufactured, sold, leased and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and the Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product liability claims set forth on the Latest Balance Sheet, as adjusted for operations and transactions through the Closing Date in the ordinary course of the Business.

Asset Purchase Agreement            Page 22

     3.20 Product Liability; Recalls. Except as set forth in Schedule 3.20, there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller. Except as set forth on the Schedule 3.20, there have been no product recalls or requests therefor by any governmental authorities or customers.

     3.21 Absence of Undisclosed Liabilities. Except for Assumed Liabilities, Excluded Liabilities and obligations expressly disclosed in the Schedules to this Agreement, Seller does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing.

     3.22 Disclosure. There is no fact which has not been disclosed to Designated Buyer of which Seller has Knowledge which has or could reasonably be expected to have a Material Adverse Effect (disregarding (i) any such effect caused by changes in the United States or Northern California economy or capital markets in general, changes in the industry in which the Business operates or changes in law and (ii) any such effect directly or indirectly resulting from contact between Designated Buyer and Seller's labor union).

     3.23 Knowledge. As used in this Article III and elsewhere in this Agreement, the term "Knowledge" as used in the phrases "to the Knowledge of Seller," "to Seller's Knowledge" or phrases of similar import shall mean and include the actual knowledge or awareness of Seller (which shall mean the actual knowledge of Peter E. Wais or Bruce E. Carrier after due inquiry of the persons identified in Schedule 3.23).

                                  Article IV

                       Representations And Warranties Of
                            MSC And Designated Buyer

     As a material inducement to Seller to enter into this Agreement, MSC and Designated Buyer represent and warrant to Seller as of the date hereof and as of the Closing Date that:

     4.1 Organization and Corporate Power. Designated Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (as of the Closing Date) California, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Designated Buyer is a party and perform its obligations hereunder and thereunder. Designated Buyer possesses all requisite corporate power and authority and (within a reasonable time after the Closing Date will possess) all licenses, permits and authorizations necessary to own and operate the Purchased Assets to carry on the Business as now conducted and presently proposed to be conducted and to enter into this Agreement and perform its obligations hereunder. MSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which MSC is a party and perform its Obligations

Asset Purchase Agreement            Page 23
hereunder and thereunder. The copies of MSC's and Designated Buyer's charter documents and bylaws which have been (or prior to closing will be) furnished to Seller reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

     4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which either of Designated Buyer and MSC is a party have been duly and validly authorized by all requisite corporate action on the part of Designated Buyer and MSC, as applicable, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which either Designated Buyer or MSC is a party shall when executed constitute, a valid and binding obligation of Designated Buyer or MSC, as applicable, enforceable in accordance with their respective terms.

     4.3 Absence of Conflicts. Neither Designated Buyer nor MSC is subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any material license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which either Designated Buyer or MSC is a party.

     4.4 Litigation. There are no actions, suits, proceedings or orders pending or, to Designated Buyer's knowledge or MSC's knowledge, threatened against or affecting Designated Buyer or MSC at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect Designated Buyer's or MSC's performance under this Agreement and the other agreements contemplated hereby to which either Designated Buyer or MSC is a party or the consummation of the transactions contemplated hereby or thereby.

     4.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Designated Buyer or MSC. Designated Buyer shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     4.6 Availability of Financing. After due inquiry of MSC's financial advisor and placement agent, neither the Chief Executive Officer nor the Vice President and Chief Financial Officer of MSC has any reason to believe that MSC and Designated Buyer cannot obtain the financing to perform their obligations under this Agreement.

     4.7 Liability Categories. MSC has no liability categories for its electrogalvanizing and coil coating business except as set forth on Schedule 4.7.

     4.8 Inventory. Designated Buyer is acquiring the inventory acquired hereunder for resale.

Asset Purchase Agreement            Page 24

                                   Article V

                                  Termination

     5.1  Termination.  This Agreement may be terminated prior to the Closing:

          (a) by mutual written consent of Seller and Designated Buyer at any time;

          (b) by Seller if there has been a misrepresentation or breach on the part of MSC or Designated Buyer of its representations, warranties or covenants set forth in this Agreement that would have a material adverse effect on MSC's or Designated Buyer's abilities to perform their obligations hereunder or if other events have occurred which have made it impossible to satisfy a condition precedent to Seller's obligations to consummate the transactions contemplated hereby unless Seller's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; provided that Seller must notify Designated Buyer in writing that it is terminating this Agreement within five business days after discovering the basis for the termination;

          (c) by Designated Buyer if there has been a misrepresentation or breach on the part of Seller of its representations, warranties or covenants set forth in this Agreement that would have a Material Adverse Effect (disregarding
(i) any such effect caused by changes in the United States or Northern California economy or capital markets in general, changes in the industry in which the Business operates or changes in law and (ii) any such effect directly or indirectly resulting from contact between Designated Buyer and Seller's labor union) or if other events have occurred which have made it impossible to satisfy a condition precedent to Designated Buyer's obligations to consummate the transactions contemplated hereby unless Designated Buyer's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; provided that Designated Buyer must notify Seller in writing that it is terminating this Agreement within five business days after discovering the basis for the termination;

          (d) by Seller if Seller determines in good faith that inaccuracies or breaches of any representations or warranties made by Seller contained in this Agreement that are discovered on or prior to the Closing Date could reasonably be expected to result in Losses in excess of $3,000,000; provided that Seller must notify Designated Buyer in writing that it intends to terminate this Agreement within five business days after discovering the basis for the termination and provided further that Designated Buyer may negate this intention to terminate if Designated Buyer and MSC waive any right to be indemnified by Seller with respect to such Losses in excess of $3,000,000 within five business days after receiving Seller's notice of intent to terminate;

          (e) by Seller or Designated Buyer if the Closing has not occurred on or prior to April 30, 1998 upon written notice to the other; or

          (f) by Seller if it determines in the exercise of its sole, but reasonable discretion prior to November 26, 1997, that Seller's Phase II Audit has identified matters as to which Losses which otherwise would be subject to the indemnification contained in Section 8.3 would exceed the Remediation Cost Threshold defined in Section 8.2.

Asset Purchase Agreement            Page 25

     5.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Designated Buyer as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party or its shareholders or directors or officers under this Agreement, except that the provisions of Section 9.5 and Article X shall continue in full force and effect. The payments pursuant to Article X shall be considered liquidated damages and no Party shall be entitled to any other payments if the transactions contemplated by this Agreement do not close for any reason.

                                  Article VI

                      Indemnification And Related Matters

     6.1 Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall expire as follows:

               (i) Sections 3.3, 3.12, 4.2 and 4.5 shall not expire (except to the extent of any applicable statute of limitations); and

               (ii) all other Sections of Article III and IV shall expire on the second anniversary of the Closing Date and shall be of no further force or effect thereafter.

     6.2  Indemnification.

          (a) Indemnification provisions for the benefit of MSC and Designated Buyer.

               (i) Seller shall indemnify MSC, Designated Buyer and each of their respective officers, directors, shareholders, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the "Buyer Indemnified Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), net of any Tax benefit or available insurance proceeds (collectively, "Losses" and individually, a "Loss") which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (in each case, for the applicable survival period):

                    (A) subject to Sections 7.6 and 6.2(a)(ii)(A) hereof, the breach of any representation or warranty made by Seller contained in this Agreement that

Asset Purchase Agreement            Page 26
          is known to Designated Buyer (regardless of how discovered or by whom) on or prior to the Closing Date;

                    (B) the breach of any representation or warranty made by Seller contained in this Agreement or any certificate delivered by Seller to MSC or Designated Buyer in connection with the Closing other than breaches covered by clause (A) above;

                    (C) the breach of any covenant or agreement made by Seller contained in this Agreement or in the Side Labor Agreement between the parties dated the date hereof or any certificate delivered by Seller to MSC or Designated Buyer in connection with the Closing;

                    (D)  any Excluded Assets;

                    (E)  any Excluded Liabilities;

                    (F) any claim or action by any shareholder of Seller challenging Seller's ability to perform this Agreement or any aspect of the transactions contemplated by this Agreement;

                    (G) any claim or action by any third party to the extent based on an allegation that such third party has the right to buy the Business;

                    (H)  any liability or obligation as set forth in Article
          VIII.

               (ii) The indemnification provided for in Section 6.2(a)(i) above is the Buyer Indemnified Parties' exclusive remedy for breaches of representations, warranties, covenants, agreements and the other matters for which indemnification is made and is subject to the following limitations:

                    (A) Seller's liability pursuant to Section 6.2(a)(i)(A) shall be subject to the following limitations: (1) Seller shall be responsible for the first $500,000 in Losses; (2) Seller shall be responsible for 75% of the next $2,500,000 in Losses; (3) Seller shall be responsible for all Losses in excess of $3,000,000 unless Designated Buyer and MSC waived any right to be indemnified by Seller with respect to Losses in excess of $3,000,000 to reinstate the Agreement pursuant to Section 5.1(d), in which event Seller shall not be responsible for any Losses in excess of $3,000,000; and (4) Seller shall not be responsible for Losses pursuant to Section 6.2(a)(i)(A) and (B) exceeding 10% of the Final Purchase Price (the "Cap");

                    (B) Seller's liability pursuant to Section 6.2(a)(i)(B) shall be subject to the following limitations: (1) Seller shall not be responsible for any individual Loss less than $10,000; (2) Seller shall not be responsible for any Losses unless and to the extent all such Losses exceed an amount equal to 1% of the Final Purchase Price (the "Deductible") (at which time Seller shall only be liable for the amount of such Losses in excess of the Deductible) and (3) Seller

Asset Purchase Agreement            Page 27
          shall not be responsible for Losses pursuant to Section 6.2(a)(i)(A) and (B) exceeding the Cap.

          (b)  Indemnification Provisions for the Benefit of Seller.

               (i) MSC and Designated Buyer (the "1 Buyer Indemnifying Parties") shall jointly and severally indemnify Seller and its respective officers, directors, shareholders, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the "1 Seller Indemnified Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of :

                    (A) the breach by MSC or Designated Buyer of any representation or warranty made by MSC or Designated Buyer contained in this Agreement or any certificate delivered by MSC or Designated Buyer to Seller with respect thereto in connection with the Closing;

                    (B) the breach of any covenant or agreement made by MSC or Designated Buyer contained in this Agreement or in the Side Labor Agreement, dated as of the date hereof, by and among the Parties;

                    (C)  any Assumed Liability;

                    (D)  any Purchased Asset;

                    (E) with respect to employees who are employed by Seller immediately prior to the Closing, any liability or obligation of MSC or Designated Buyer from Designated Buyer's decision not to hire such employees or decision to hire such employees but change the terms and conditions of their employment with Designated Buyer from the terms and conditions such employees maintained with Seller prior to the Closing Date;

                    (F) any liability or obligation as set forth in Article VIII; and

                    (G)  Post-closing operations of the Business.

               (ii) MSC and Designated Buyer shall not be liable to the Seller Indemnified Parties pursuant to Section 6.2(b)(i)(A) for (A) any individual Loss less than $10,000, (B) any Losses unless and until the aggregate of all Losses exceed the Deductible (at which time the Buyer Indemnified Parties shall only be liable for the amount of such Losses in excess of the Deductible) or (C) any Losses exceeding the Cap.

Asset Purchase Agreement            Page 28

          (c) If a party hereto seeks indemnification under this Article VI, such party (the "1 Indemnified Party") shall give prompt written notice to the other party (the "1 Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure prejudices the defense of the claim. If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which would entitle the Indemnified Party to indemnity pursuant to Article VI, the Indemnifying Party shall undertake the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense; provided that the Indemnified Party shall have the right to defend at the Indemnifying Party's expense if the claim (i) primarily seeks non-monetary relief against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party, (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to prosecute or defend vigorously, or (iv) involves a claim which could reasonably be expected to involve a Loss in excess of the Cap. In any such case, the Indemnifying Party may participate in the defense thereof at its expense. The Indemnifying Party shall (and shall cause its counsel to) fully inform the Indemnified Party (and its counsel) from time to time of the status of the action, lawsuit, proceeding, investigation or other claim.

          If the Indemnifying Party is conducting the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or
(ii) the Indemnifying Party has been advised by its counsel that a conflict of interest prevents it from representing the Indemnified Party without consent and such consent is reasonably withheld, in which case, the fees and expenses of such counsel will be the expense of the Indemnifying Party.

          If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

          (d) The Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to mitigate any Losses arising under this Agreement. The Parties will cooperate in the defense of any third party action, claim or lawsuit.

          (e) Amounts paid on behalf of any Party as indemnification (other than indemnification with respect to Excluded Assets or Excluded Liabilities) shall be treated as adjustments to the Final Purchase Price.

Asset Purchase Agreement              Page 29

          (f) Within three days after any claim brought by an Indemnified Party is fully and finally determined (as defined below) under the provisions of this Agreement, the Indemnifying Party shall pay the Indemnified Party in immediately available funds the amount of the Indemnified Party's Loss; provided that if the Seller and/or the shareholders of the Seller do not pay such amount within such three-day period then Designated Buyer may, at its election, reduce the principal and/or accrued interest on the Promissory Note for the amount of the Loss which is unpaid. Full and final determination as used herein shall exclusively mean one of the following: (i) written agreement of the Parties and
(ii) a final judgment of a court of competent jurisdiction or final award of an arbitration pursuant to Section 9.8. If at any time the Indemnifying Party agrees that it is liable for Losses under the provisions of the Agreement, but disputes the amount of Losses for which it is responsible, the Indemnifying Party shall promptly pay the amount of such Losses that are not in dispute.

                                  Article VII

                             Pre-Closing Covenants

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     7.1 General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article
II).

     7.2 Notices and Consents. Seller will give any notices to third parties, and Seller and Designated Buyer will use their commercially reasonable efforts to obtain any third party consents, that Designated Buyer reasonably may request in connection with the matters referred to in Schedule 3.4. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 or Schedule 3.13. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain a termination from the applicable waiting period, and will make reasonably promptly any further filings pursuant thereto that may be necessary in connection therewith.

     7.3 Operation of Business. Prior to 30 days after the date hereof, unless an emergency condition shall exist, Seller shall obtain Designated Buyer's prior consent before (a) entering into any contract with a term extending beyond 30 days after the date hereof and involving in excess of $500,000 other than purchase or sales agreements in the ordinary course of the Business aggregating not more than $20,000,000 in case of purchases or $24,000,000 in the case of sales or (b) make any material purchases of computer software or hardware during such period. At all times prior to the Closing Date, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of the Business, except as set forth on Schedule 7.3.

Asset Purchase Agreement            Page 30

     7.4 Preservation of Business. Seller will use commercially reasonable efforts to keep its Business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers, and employees, and to maintain insurance coverage.

     7.5 Full Access. Seller will permit representatives of MSC and Designated Buyer to have reasonable access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller. MSC and Designated Buyer will treat and hold as such any Confidential Information they receive from either Seller or its shareholders in the course of the reviews contemplated by this Section 7.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     7.6 Notice of Developments. Each Party will forthwith give written notice to the other Party of any breach of any of its own representations and warranties in Articles III and IV or any breach of the other Party's representations and warranties which it discovers or of which it otherwise becomes aware (except for notice from such other Party).

     7.7 Title Insurance. At Buyer's expense, Seller will obtain and deliver within a reasonable time after the Closing Date the following title insurance commitments, policies, and riders with respect to each parcel of real estate included in the Purchased Assets, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to Designated Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to Designated Buyer (and, if requested by Designated Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to Designated Buyer), in such amount as Designated Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Designated Buyer as of the Closing (subject only to Permitted Encumbrances).

     Each title insurance policy shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent),
(D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (Base Year = 1997), (G) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (H) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and shareholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy. Prior to closing, Seller

Asset Purchase Agreement              Page 31
shall deliver to Designated Buyer the forms of the policies of title insurance and endorsements proposed by the title insurance company with respect to such policies together with a statement of the exceptions proposed by the title insurance company as of a date after the date of this Agreement. Designated Buyer shall communicate directly with the title insurance company with respect to any matters with which it is dissatisfied.

     7.8 Surveys. With respect to each parcel of real property that Seller owns and as to which a title insurance policy is to be procured pursuant to
Section 7.7, at Buyer's expense, Seller will procure prior to the Closing a current survey of the real property certified to Designated Buyer and any Lender of MSC or Designated Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "1 Survey").

     7.9 Customer, Supplier and Employee Contact. Prior to the Closing Date, Seller and Designated Buyer shall mutually agree upon all communications with customers, suppliers and employees of Seller relating to this Agreement and the transactions contemplated hereunder (it being understood that Designated Buyer shall have the right after consultation with Seller to contact such customers and suppliers in connection with its investigation of the Business).

     7.10 Expenses. Seller, MSC and Designated Buyer shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of this Agreement and the transactions contemplated hereby. The filing fee in connection with the filing under the HSR Act will be split evenly between Designated Buyer and Seller.

                                 Article VIII

                         Certain Environmental Matters

     8.1 Definitions. The following terms shall have the following meanings for purposes of this Article VIII:

        "Environmental Losses" means (i) all costs required to investigate and/or remediate an On-Site Environmental Matter (including response costs paid to others) to the extent required by a governmental entity with authority to require investigations and/or remediation or otherwise required by Environmental and Safety Requirements, and (ii) all other Losses to the extent caused by or arising from such Onsite Environmental Matters, including without limitation, damages for personal injury, damages to adjacent property, and natural resource damages.

Asset Purchase Agreement            Page 32

          "Known On-Site Environmental Matters" means On-Site Environmental Matters that are identified by a Phase II Audit and On-Site Environmental Matters discovered thereafter in locations assessed in the Phase II Audit and on the Phase II Audit sites for which persuasive evidence exists of pre-Closing origin.

          "On-Site Environmental Matters" means contamination that exists on or has emanated from the Owned Real Property or the Leased Real Property.

          "Phase II Audit" means the extraction and analyzing of soil and ground water samples from the Owned Real Property pursuant to Section 8.2 as reported to Designated Buyer and Seller in Designated Buyer's Phase II Audit.

          "Post-Closing On-Site Environmental Matters" means On-Site Environmental Matters that (i) arise or result from operations or activities which occur on or after the Closing Date, or (ii) are discovered in locations assessed in the Phase II Audit but which were not discovered or identified by such Phase II Audit (absent persuasive evidence of pre-Closing origin, which evidence may include indications of environmental impact occurring after completion of the Phase II Audits).

          "Undiscovered Post-Closing On-Site Environmental Matters" means On-Site Environmental Matters that are discovered in locations not assessed in the Phase II Audit that arose or resulted from operations or activities occurring prior to the Closing Date.

     8.2 Phase II Audits. Seller shall complete its investigation to determine the presence of hazardous materials in, on or about the soil, soil gas or groundwater at the Owned Real Property and Leased Real Property ("Seller's Phase II Audit") by November 26, 1997. The scope of work shall be as set forth in Schedule 8.2(A) ("Scope of Work"). Seller shall have sole discretion to direct the work for Seller's Phase II Audit. Seller shall have sole discretion to select the consultant to perform the work for Seller's Phase II Audit, provided the consultant is one appearing on the list set forth in Schedule 8.2(B). Seller may implement the Scope of Work by conducting preliminary soil and soil vapor sampling ("Preliminary Sampling") without conducting groundwater sampling. If Seller determines from the results of the Preliminary Sampling that the Remediation Costs (as defined below) will exceed a sum which makes the consummation of this Agreement commercially impractical ("Remediation Cost Threshold"), Seller may elect to terminate this Agreement pursuant to
Section 5.1(f), and Seller shall immediately notify Buyer of that determination, but in no event later than November 26, 1997. If Seller determines the Remediation Costs will not likely exceed the Remediation Cost Threshold based upon the results of the Preliminary Sampling, Seller shall complete the work set forth in the Scope of Work. All work performed and information developed in conjunction with the Seller's Phase II Audit shall remain the confidential information of Seller unless and until it is disclosed to Designated Buyer. Designated Buyer agrees to pay Seller on demand for all costs of the consultant performing the work for Seller's Phase II Audit incurred in conducting Seller's Phase II Audit. After Seller completes Seller's Phase II Audit, Seller shall determine whether the cost to remove, remediate or cleanup any hazardous materials identified in the Seller's Phase II Audit will exceed the Remediation Cost Threshold, including, without limitation, all costs and fees for consultants, contractors, attorneys, disposal, treatment, taxes, fees, transportation and oversight ("Remediation Costs"). Seller's preliminary determination shall be made by November 26, 1997.

Asset Purchase Agreement            Page 33

     If Seller determines the Remediation Costs will not exceed the Remediation Cost Threshold, Seller shall (i) inform Designated Buyer of that determination in writing (the "Preliminary Determination Notice") and (ii) provide Buyer immediately with the consultant's report which documents completion of and contains all data gathered in the course of Seller's Phase II Audit ("Seller's Phase II Audit Report"). Upon receipt of Seller's Phase II Audit Report, Designated Buyer shall determine in its discretion whether to verify or supplement the results in Seller's Phase II Audit Report. If Designated Buyer so elects, which election must be made within two business days after receipt of Seller's Phase II Audit Report, Designated Buyer shall immediately notify Seller of the election, Designated Buyer shall be given reasonable access to the Owned Real Property and Leased Real Property for the purpose of allowing Designated Buyer's consultant to collect samples of soil, soil vapor and surface or ground water at the locations identified in the Scope of Work at such additional locations as are reasonably warranted by the results of the Seller's Phase II Audit ("Designated Buyer's Phase II Audit").

     Designated Buyer shall memorialize the results of Designated Buyer's Phase II Audit in a report ("Designated Buyer's Phase II Audit Report") and provide it immediately to Seller. If the Phase II Audit identifies hazardous materials to be removed, transported and disposed of, to the extent such materials are not removed prior to the Closing Date, Seller will acquire a Temporary Generator Identification Number in order to arrange for the removal, transportation and disposal of such hazardous materials.

     8.3 Seller's Responsibility for On-Site Environmental Matters. Seller shall be responsible and pay for Environmental Losses to the extent arising from any Known On-Site Environmental Matters, including any Environmental Losses relating to the offsite treatment, storage, disposal or arrangement for disposal of materials, substances or wastes identified in the Phase II Audit.

     8.4 Buyer's Responsibility for On-Site Environmental Matters. Buyer shall be responsible and pay for Environmental Losses to the extent arising from any Post-Closing On-Site Environmental Matters.

     8.5 Shared Responsibility for On-Site Environmental Matters. Buyer and Seller agree to share responsibility and costs between them for Environmental Losses to the extent arising from any Undiscovered Post-Closing On-Site Environmental Matters, in accordance with the following percentages during the time periods specified:

                                                                          Seller       Buyer
Environmental Losses as to which notification of an                         75%          25%
indemnification claim is properly given pursuant to Section 6.2 hereof during the first year following the Closing Date

Environmental Losses as to which notification of an                         50%          50%
indemnification claim is properly given pursuant to Section 6.2 during the second year following the Closing Date

Asset Purchase Agreement              Page 34

Environmental Losses as to which notification of an
indemnification claim is properly given pursuant to Section 6.2          25%     75%
during the third year following the Closing Date

Environmental Losses as to which notification of an
indemnification claim is not properly given during the first three        0%    100%
years incurred following the Closing Date incurred thereafter

     8.6 Reimbursement. Buyer and Seller each agree to reimburse the other for Environmental Losses incurred by such other Party as needed to achieve the allocation set forth in Sections 8.3, 8.4 and 8.5 above. Such reimbursement shall be made immediately upon presentation of evidence of the Environmental Loss incurred.

     8.7 Remedial Action. With respect to any indemnification claim hereunder with respect to Onsite Environmental Matters after the Closing Date as to which investigatory, corrective or remedial work ("Remedial Action") is to be conducted at the Owned Real Property or the Leased Real Property, the Party who bears the greater proportion of liability with respect to such matters shall have the right to principally manage the subject matter of the Claim, which right shall include, without limitation, the right acting reasonably to select and retain technical and legal experts, determine the type and scope of any Remedial Action, determine appropriate cleanup levels, and conduct negotiations and reach settlements with government agencies and third parties. In connection therewith, such Party shall reasonably consult with the other Party throughout the course of the Remedial Action, provide the other Party with copies of all material reports and correspondence submitted to governmental agencies with respect to the Remedial Action, and provide a reasonable opportunity for the other Party to participate in the planning of and attend any material meetings or negotiations with governmental agencies and third parties and to afford such other Party the right to approve material decisions relating to such matter (not to be unreasonably withheld). When the liability is identical, Designated Buyer shall control the Remedial Action; provided, however, that if Seller desires joint control, the Parties shall control the Remedial Action jointly.


                                  Article IX

                               Other Agreements

     9.1 Continuing Assistance. Seller and Designated Buyer shall (a) each provide the other with such assistance as may reasonably be requested by either of them including, without limitation, in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes (including staff assistance without charge in connection with Seller's 1997 Tax Returns and Seller's financial statements for the period including the Closing Date and otherwise on a reasonable basis and at the requesting Party's expense equal to the providing Party's base salary cost), (b) each retain and provide the other, with any records of other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, MSC shall retain, and shall cause

Asset Purchase Agreement            Page 35

Designated Buyer to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

     9.2  Tax Matters.

          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Designated Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Promptly after the Closing Date, Seller shall make its books and records available to the State of California State Board of Equalization and cooperate with Designated Buyer's request for a sales tax clearance certificate from the State of California State Board of Equalization indicating that all sales tax, interest and penalties due from Seller have been paid.

          (b) All real property taxes, personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Purchased Assets, other than conveyance taxes provided for in Section 9.2(a), for a taxable period which includes (but does not end on) the Closing Date (collectively, the "1 Apportioned Obligations") shall be apportioned between Seller and Designated Buyer as of the Closing Date based on the number of days of such taxable period included in the post-Closing tax period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing tax period. Within 10 days after receiving a bill for such Taxes, Seller and Designated Buyer shall present a statement of the reimbursement to which each is entitled under this Section 9.2(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Designated Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the post-Closing tax period, and shall promptly deliver such bill to Designated Buyer who shall pay the same to the appropriate taxing authority; provided that if such bill covers the pre-Closing tax period, Seller shall also remit prior to the due date of assessment to Designated Buyer payment for the proportionate amount of such bill that is attributable to the pre-Closing tax period. In the event that either Seller or Designated Buyer shall thereafter make a payment for which it is entitled to reimbursement under this
Section 9.2(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any such payment required under this Section 9.2(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

Asset Purchase Agreement            Page 36

          (c) Designated Buyer and Seller shall allocate the Final Purchase Price among the Purchased Assets under the residual method as described in
Section 1060 of the Code in accordance with the fair market value of the assets as set forth on the Purchase Price Allocation Schedule in Exhibit E and shall be used by both Designated Buyer and Seller for all purposes (including financial accounting and tax purposes). Designated Buyer and Seller agree to timely file IRS Form 8594.

          (d) As used in this Agreement, the following terms shall have the following respective meanings:

               (i) "Code" means the Internal Revenue Code of 1986, as amended.

               (ii) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, alternative or add-on minimum, estimated, sales, use, transfer, registration, value added, excise, stamp, environmental, customs, duties, real property, personal property, capital stock, license, social security, unemployment, disability, payroll, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

               (iii) "1 Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     9.3 Press Releases and Announcements. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of Seller shall be issued without the mutual approval of MSC and Seller, except for any public disclosure which any Party in good faith believes is required by law or regulation. After the Closing Date, Seller shall not issue a press release related to this Agreement without Designated Buyer's consent, which shall not be unreasonably withheld. After the Closing Date, no press releases containing any disclosure of the dollar amounts of the consideration paid to Seller under this Agreement or disclosure of the names of Seller's shareholders shall be issued without Seller's consent. Designated Buyer shall attempt to obtain confidential treatment of the dollar amount of the consideration paid to Seller in any filing with the Securities and Exchange Commission.

     9.4 Further Assurances. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Designated Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Designated Buyer of the Purchased Assets and any other transactions contemplated hereby, including causing the release of any Liens with respect to the Purchased Assets.

     9.5 Confidentiality. Seller shall treat and hold as confidential any confidential information concerning the Business, the Purchased Assets or this Agreement (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing deliver promptly to Designated Buyer or destroy, at the request and option of Designated Buyer, all tangible embodiments (and all copies) of the

Asset Purchase Agreement            Page 37

Confidential Information (other than the Agreement) which are in its possession or under its control except for the Excluded Assets; provided, that the term "Confidential Information" shall not include information that is or subsequently becomes generally available to the public through no fault of Seller. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Designated Buyer promptly of the request or requirement so that Designated Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall give prior written notice of such disclosure to Designated Buyer as promptly as possible and shall use its best efforts to obtain, at the request of Designated Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Designated Buyer shall designate.

     9.6 Change of Corporate Name and Trade Name. Seller shall prepare and deliver at Closing an amendment to Seller's articles of incorporation to delete "Colorstrip, Inc." from its corporate name and to otherwise change its corporate name to a name dissimilar to its present name. Seller shall, at its own expense, immediately following Closing, file such name change document with the Secretary of State of the State of California. Seller shall not use or permit any of its Affiliates to use the names "Colorstrip" or "Pinole Point Steel Company" or any names confusingly similar thereto in any manner anywhere in the world after Closing.

     9.7 Real Property Adjustments. Prior to the fifth anniversary of the date of this Agreement, Seller shall be permitted access to and across Designated Buyer's property for the purposes identified on Exhibit L (the "Adjustments"). Seller will give Designated Buyer written notice of its intention to make any Adjustment. Designated Buyer and Seller shall mutually determine a date for Seller to access Designated Buyer's property to make the Adjustments.

     9.8  Agreements Regarding Certain Labor Matters.

          (a) Certain Racial Harassment Matters. With respect to that certain litigation stylized Adams v. Pinole Point Steel Company et al., Case No. #-92-1962 MHP (the "Alleged Harassment Action"):

               (i) No Buyer Indemnified Party shall be responsible for any Losses or have any obligation to defend any claims, including, without limitation, claims of racial harassment relating to the Alleged Harassment Action with respect to facts and circumstances existing on or prior to the Closing. Seller shall indemnify, defend and hold harmless each of the Buyer Indemnified Parties from and against any and all Losses which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of the Alleged Harassment Action with respect to facts and circumstances existing on or prior to the Closing.

               (ii) No Seller Indemnified Parties shall be responsible for any Losses or have any obligation to defend any claims, including, without limitation, claims of racial harassment relating to the Alleged Harassment Action with respect to facts and

Asset Purchase Agreement            Page 38
     circumstances occurring solely due to the conduct of Designated Buyer after the Closing. Designated Buyer shall indemnify, defend and hold harmless each of the Seller Indemnified Parties from and against any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of the Alleged Harassment Action with respect to facts and circumstances occurring solely due to the conduct of Designated Buyer after the Closing.

               (iii) In the event that as part of the Alleged Harassment Action, a factual finding is made (or the record reflects that facts and circumstances exist which indicate) that the Losses, if any, to be assessed against Seller are due, in part, to the conduct of MSC or Designated Buyer after the Closing, or the Losses, if any, to be assessed against MSC or Designated Buyer are due, in part to the conduct of Seller on or prior to the Closing, the Parties agree that such Losses which are imposed upon Seller or Designated Buyer, as the case may be, shall be apportioned between Seller and Designated Buyer pursuant to Section 9.8(b).

          (b) Apportionment of Certain Claims. In the event that from and after the Closing, any claims, suits, actions or proceedings relating to any employee or former employee related matters, including, but not limited to, the Alleged Harassment Action (collectively, the "Apportionment Claims") are initiated which may result in liability to Seller, on the one hand, and MSC or Designated Buyer, on the other hand, the Parties Agree that any Losses which are incurred, suffering or sustained as a result of any Apportionment Claim shall be apportioned between Seller and Designated Buyer as follows:

               (i) by mutual written agreement within 20 days after Designated Buyer or Seller gives written notice to Seller or Designated Buyer, as the case may be;

               (ii) If Seller and Designated Buyer are unable to reach mutual written agreement within such 20 day period, Seller and Designated Buyer agree to attend a non-binding, confidential mediation for the purposes of reaching such an agreement (it being understood that such mediation shall be held in San Francisco, California on consecutive business days, shall commence within 15 business days after the conclusion of the 20-day period described in the foregoing clause (i), shall continue for no longer than three business days and shall be supervised by a mediator reasonably acceptable to Seller and Designated Buyer); and

               (iii) if Seller and Designated Buyer are unable to reach mutual written agreement upon conclusion of the mediation described in the foregoing clause (ii) or the mediation is not timely commenced and completed, Seller and Designated Buyer shall submit such dispute to binding arbitration, as the sole and exclusive method of resolving such apportionment (it being understood that the arbitration shall be conducted in accordance with the provisions of Schedule 9.8).

     9.9 MSC Obligation. MSC shall cause Designated Buyer to perform all of its obligations under this Agreement, the Promissory Note, the Consulting Agreement and the Side Labor letter.

Asset Purchase Agreement            Page 39

     9.10  Certain Uses of Proceeds.

           (a) Seller has incurred certain borrowings from Bank of America NT&SA ("Lender") under a credit agreement, and such borrowings are secured by a security interest in certain of Seller's assets. In connection with the Closing, Seller shall use cash proceeds of the Preliminary Purchase Price to pay in full all of Seller's borrowings from Lender and to obtain Lender's release of its security interest in Seller's assets.

           (b) Seller has obtained financing from General Electric Capital Corporation ("GE") to acquire ownership of a certain aircraft through a lease arrangement, and GE has taken a security interest in certain of Seller's assets to secure such financing until such time as Seller provides GE with a certain letter of credit to secure such financing. In connection with the Closing, Seller shall use cash proceeds of the Preliminary Purchase Price to obtain such letter of credit in favor of GE and GE's release of its security interest in Seller's assets.

     9.11  Maintenance of Net Worth; Stockholder Guaranties.

           (a) As set forth in this Section 9.11, Seller shall maintain liquidity to provide means to perform its indemnification obligations hereunder. From the Closing Date until the second anniversary of the Closing Date, Seller shall maintain liquidity equal to the Cap. Thereafter, until the third anniversary of the Closing Date, Seller shall maintain liquidity equal to $7,000,000. Thereafter, until the fifth anniversary of the Closing Date, Seller shall maintain liquidity equal to $3,500,000. At any time during any of the foregoing periods, Seller's obligation to maintain liquidity shall be reduced by the aggregate Losses, if any, paid by or on behalf of Seller under Sections 6.2(a)(i)(A) and (B) at or prior to such time.

           (b) For purposes of determining compliance with Seller's liquidity obligations, at any time of determination, Seller's liquidity shall be equal to the sum of the following: (i) Seller's cash and cash equivalents at such time, determined in accordance with GAAP, and (ii) the aggregate face amount of standby letters of credit (issued by a reputable financial institution in favor of Seller to support Seller's liquidity obligations to Designated Buyer) outstanding at such time and securing demand loans from Seller to its shareholders. Seller's indebtedness and other obligations shall be disregarded in determining Seller's compliance with its liquidity obligations.

           (c) Subject to the limitations hereinafter provided, Seller may make distributions or loans to its shareholders from time to time provided that, after giving effect to each such distribution, Seller is in compliance with its liquidity obligations. Seller shall not make distributions or loans to any shareholder unless and until such shareholder agrees in writing to reimburse Seller on demand from the amounts distributed or loaned as needed to enable Seller to satisfy the liquidity obligations; provided that Seller may make a distribution or loan to its shareholders from time to time in amounts reasonably estimated to enable them to pay income tax obligations attributable to the transactions contemplated by this Agreement without the shareholders so agreeing to reimburse such distribution or loan if after making such distributions or loans Seller is in compliance with its liquidity obligations.

Asset Purchase Agreement

          (d) Unless all of Seller's shareholders have executed and delivered to Designated Buyer Stockholder Guaranties, if at any time Seller is not in compliance with its liquidity obligations, Seller shall demand that its shareholders contribute and repay to Seller such amounts as are necessary to cause Seller to be in compliance with such obligations.

          (e) At such time as all of the Seller's shareholders have executed and delivered to Designated Buyer Shareholder Guaranties in the form attached hereto as Exhibit Q (with such insertions thereto as are appropriate for such shareholder and as approved by Designated Buyer, which approval shall not be unreasonably withheld), Seller's obligations and limitations under this Section
9.11 shall cease.

                                   Article X

                           Certain Payments And Fees

     10.1 Initial Payment into Escrow. Concurrently with the execution and delivery of this Agreement, Designated Buyer shall deposit into escrow (the "Escrow Account") the sum of $5,000,000 (the "Escrow Amount"), pursuant to the escrow agreement substantially in the form of Exhibit O, embodying the following terms and conditions and such additional terms and conditions as may reasonably be required by the Escrow Agent:

          (a) The Escrow Account shall be maintained with Bank of America NT&SA or other financial institution reasonably acceptable to Seller and Designated Buyer (the "Escrow Agent").

          (b) The fees and expenses of the Escrow Agent shall be paid from the investment earnings on the funds on deposit in the Escrow Account; any interest in excess of such fees and expenses shall be for the account of Designated Buyer.

          (c) Upon a written certification from either Seller or Designated Buyer that Buyer Delay Fees are due and payable and the amount thereof, the Escrow Agent shall make a distribution of such amount from the Escrow Account to Seller (or in accordance with its written directions).

          (d) Upon a written certification from either Seller or Designated Buyer that the Buyer Break-up Fee is due and payable and the amount thereof, the Escrow Agent shall make a distribution of such amount from the Escrow Account to Seller (or in accordance with its written directions).

          (e) Upon a written direction from Designated Buyer to do so, the Escrow Agent shall make a distribution to Seller (or in accordance with its written directions) from the Escrow Account to be applied to the Preliminary Purchase Price.

Asset Purchase Agreement              Page 41

          (f) Upon a written certification from Designated Buyer that this Agreement has been terminated in accordance with Section 5.1(a), (c), (d), (e) (unless a Buyer Breakup Fee is payable) or (f) hereof, the Escrow Agent shall make a distribution of all amounts then remaining in the Escrow Account to Designated Buyer (or in accordance with its written directions).

     10.2 Delay Fees.

          (a) Designated Buyer shall be obligated to pay Seller a delay fee ("Buyer Delay Fee") subject to the following terms and conditions:

               (i) the Buyer Delay Fee shall be equal to $200,000 per week (or partial week) for weeks ending on or before December 31, 1997; $1,000,000 for a delay from December 31, 1997 to January 1, 1998; and $400,000 per week (or partial week) for weeks beginning on or after January 1, 1998.

               (ii) the Buyer Delay Fee shall be payable for the period from the Buyer Starting Date (as hereinafter defined) through the Closing Date or the termination of this Agreement, as the case may be. The "Buyer Starting Date" is the date on which all of the conditions specified in
     Section 2.1 are satisfied (excluding: (A) deliveries to be made on the Closing Date such as the legal opinion of Seller's counsel, the Consulting Agreement executed by Peter Wais and Seller's officer's certificate provided that Seller certifies that it is prepared to make such deliveries, and (B) performance by Seller of its obligations under Section 9.10); provided that the Buyer Starting Date shall not be earlier than the later to occur of (i) 30 days following the date of this Agreement; (ii) December 15, 1997 and (iii) one day later than December 15, 1997 for each day after November 26, 1997 that Seller has not delivered the Preliminary Determination Notice referred to in Section 8.2 hereof.

               (iii) Designated Buyer shall pay the Buyer Delay Fee without demand in advance on the first business day of each week during any period during which the Buyer Delay Fee is payable. Either Seller or Designated Buyer may request the payment of the unpaid Buyer Delay Fee from the Escrow Account from time to time.

               (iv) The maximum aggregate amount of Buyer Delay Fees payable hereunder shall be $5,000,000.

          (b) Seller shall be obligated to pay Designated Buyer a delay fee ("Seller Delay Fee") subject to the following terms and conditions:

               (i) the Seller Delay Fee shall be equal to $150,000 per week (or partial week).

               (ii) the Seller Delay Fee shall be payable for the period from the Seller Starting Date (as hereinafter defined) through the Closing Date or the termination of this Agreement, as the case may be. The "Seller Starting Date" is the date on which all of the conditions specified in
     Section 2.2 are satisfied (excluding deliveries to be made on the Closing Date such as the legal opinion of MSC's and Designated Buyer's counsel, the Consulting Agreement executed by Designated Buyer and Designated Buyer's officer's

                                    Page 42
Asset Purchase Agreement
     certificate provided Designated Buyer certifies that it is prepared to make such deliveries); provided that the Seller Starting Date shall not be earlier than January 1, 1998.

               (iii) Seller shall pay the Seller Delay Fee without demand in advance on the first business day of each week during any period during which the Seller Delay Fee is payable.

               (iv) The maximum aggregate amount of Seller Delay Fees payable hereunder shall be $1,500,000.

          (c) For purposes of determining the payment of the Buyer Delay Fees or Seller Delay Fees, a week shall be deemed to begin on the day of the week (e.g., Wednesday) that is the Buyer Starting Date or the Seller Starting Date, as the case may be.

     10.3 Break-up Fees.

          (a) Designated Buyer shall be obligated to pay Seller a break-up fee ("Buyer Break-up Fee") in the amount of $5,000,000 (reduced by the amount of any Buyer Delay Fees previously paid) if either: (1) Seller terminates this Agreement pursuant to Section 5.1(b) or (2) Seller terminates this Agreement pursuant to Section 5.1(e) and all of the conditions specified in Section 2.1 are satisfied (excluding: (A) deliveries to be made on the Closing Date such as the legal opinion of Seller's counsel, the Consulting Agreement executed by Peter Wais and Seller's officer's certificate provided that Seller certifies that it is prepared to make such deliveries and (B) performance by Seller of its obligations under Section 9.10).

          (b) Seller shall be obligated to pay Designated Buyer a break-up fee ("Seller Break-up Fee") in the amount of $1,500,000 (reduced by the amount of any Seller Delay Fees previously paid) if either: (1) Designated Buyer terminates this Agreement pursuant to Section 5.1(c) or (2) Designated Buyer terminates this Agreement pursuant to Section 5.1(e) and all of the conditions specified in Section 2.2 are satisfied (excluding deliveries to be made on the Closing Date such as the legal opinion of MSC's and Designated Buyer's counsel, the Consulting Agreement executed by Designated Buyer and Designated Buyer's officer's certificate provided Designated Buyer certifies that it is prepared to make such deliveries).

          (c) Notwithstanding paragraph (a) above, Designated Buyer shall not be obligated to pay a Buyer Break-up Fee if either (i) the conditions specified in any of Section 2.2(c), (e) or (f) have not been satisfied or (ii) Designated Buyer has a right to terminate this Agreement under Section 5.1(c).

          (d) Notwithstanding subsection (b) above, Seller shall not be obligated to pay a Seller Break-up Fee if either (i) the conditions specified in any of Section 2.1(c), (d), (e) or (f) have not been satisfied or (ii) Designated Buyer has a right to terminate this Agreement under Section 5.1(b).

                                    Page 43
Asset Purchase Agreement

     10.4 Topping Fee.

          (a) If on or prior to the first anniversary of the date of this Agreement, Seller sells the Business (whether by merger, sale of assets, sale of shares, recapitalization, reorganization or otherwise) except pursuant to this Agreement, then Seller shall promptly pay to Designated Buyer without demand a fee (the "Subsequent Sale Fee").

          (b) Notwithstanding paragraph (a) above, Seller shall not be obligated to pay the Subsequent Sale Fee if (i) Seller terminated this Agreement pursuant to Section 5.1(b), (ii) Designated Buyer terminated this Agreement but Seller had the right to terminate this Agreement pursuant to Section 5.1(b),
(iii) either Designated Buyer or Seller terminated this Agreement and any of the conditions specified in Section 2.1(c), (d), (e) or (f) were not satisfied (iv) either Designated Buyer or Seller terminated this Agreement pursuant to Section 5.1(e) and any of the conditions specified in Section 2.2 were not satisfied (disregarding deliveries to be made on the Closing Date such as the legal opinion of MSC's and Designated Buyer's counsel, the Consulting Agreement executed by Designated Buyer and Designated Buyer's officer's certificate provided Designated Buyer certifies that it was prepared to make such deliveries) or (v) the parties terminated this Agreement by mutual agreement.

          (c) The Subsequent Sale Fee shall be in the amount of $5,000,000 if the purchaser is any of Seller's shareholders or an entity controlled by any of Seller's shareholders. In the case of any other purchaser and a purchase price in excess of $126,670,000, the Subsequent Sale Fee shall be in an amount equal to the lesser of (i) the amount by which the purchase price exceeds $126,670,000 and (ii) $5,000,000. If the purchase price is $126,670,000 or less, no Subsequent Sale Fee shall be payable. In any case in which a Subsequent Sale Fee is payable, such fee shall be reduced by the amount of any Seller Delay Fees and any Seller Break-up Fee previously paid.

                                  Article XI

                                 Miscellaneous

     11.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived if set forth in a writing executed by all Parties. No course of dealing between or among any persons or entities having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     11.2 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one business day after being sent by reputable overnight courier, transmitted by facsimile or telecopied (with hard copy to follow). Notices, demands and communications to Seller, MSC and Designated Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

                                    Page 44
Asset Purchase Agreement


Notices to Seller:                         With a copy to:
(prior to Closing)                         Coblentz, Cahen McCabe & Breyer, LLC
Colorstrip, Inc.                           222 Kearny Street, 7th Floor
5000 Giant Road                            San Francisco, CA 94108
Post Office Box 4050                       Attn:  Barry Reder
Richmond, CA  94804
Attn:  Peter E. Wais
Telecopy:  (510)223-9140

(after Closing)                            With a copy to:

c/o Barry Reder                            Coblentz, Cahen McCabe & Breyer, LLC
Coblentz, Cahen McCabe & Breyer, LLC       222 Kearny Street, 7th Floor
222 Kearny Street, 7th Floor               San Francisco, CA 94108
San Francisco, CA 94108                    Attn:  Barry Reder


Notices to MSC:                            With a copy to:

Material Sciences Corporation              Kirkland & Ellis
2200 East Pratt Boulevard                  200 East Randolph Drive
Elk Grove Village, IL  60007               Chicago, IL  60601
Attention: Chief Financial Officer         Attention: Jill Sugar Factor
Telecopy:  (847) 718-8643                  Telecopy:  (312) 861-2200

Notices to Designated Buyer:               With a copy to:

MSC Pinole Point Steel Inc.                Kirkland & Ellis
c/o Material Sciences Corporation          200 East Randolph Drive
2200 East Pratt Boulevard                  Chicago, IL  60601
Elk Grove Village, IL  60007               Attention: Jill Sugar Factor
Attention: Chief Financial Officer         Telecopy:  (312) 861-2200
Telecopy:  (847) 718-8643

Any Party may change its address for notice by giving notice of such change to the other Parties in accordance with this Section.

     11.3 Binding Agreement; Assignment.

          (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Designated Buyer. Without limiting the generality of the foregoing:

               (i) Designated Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more wholly owned subsidiaries (including subsidiaries which may be organized subsequent to the date hereof) of MSC;

               (ii) MSC and Designated Buyer may assign its rights under this Agreement for collateral security purposes to any lender providing financing to MSC or Designated Buyer, or any of their affiliates and any such lender may exercise all of the rights and remedies of Designated Buyer, as applicable, hereunder; and

               (iii) MSC and Designated Buyer may assign their respective rights under this Agreement, in whole but not in part, to any subsequent purchaser of MSC or Designated Buyer or any of their respective divisions or any material portion of their respective assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

     11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     11.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person or entity.

     11.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     11.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, except for (i) any confidentiality agreement, (ii) the Labor Side Letter and (iii) the side letter regarding proforma income statements, in each case between the Parties which will continue in full force and effect.

     11.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto, their successors, their permitted assigns and the other Buyer Indemnified Parties and other Seller Indemnified Parties and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the Parties hereto, such successors, such permitted assigns and other Buyer Indemnified Parties and other Seller Indemnified Parties, any legal or equitable rights hereunder.

     11.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     11.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     11.11 Waiver Of Jury Trial. As A Specifically Bargained Inducement For Each Of The Parties To Enter Into This Agreement (Each Party Having Had Opportunity To Consult Counsel), Each Party Expressly Waives The Right To Trial By Jury In Any Lawsuit Or Proceeding Relating To Or Arising In Any Way From This Agreement Or The Transactions Contemplated Herein.

     11.12 Consent To Jurisdiction. The Parties Agree That Jurisdiction And Venue In Any Action Brought By Any Party Pursuant To This Agreement Shall Properly And Exclusively Lie In Any Federal Or State Court Located In The City of San Francisco, California. By Execution And Delivery Of This Agreement, Each Party Irrevocably Submits To The Jurisdiction Of Such Courts And In Respect Of His Or Its Property With Respect To Such Action. The Parties Irrevocably Agree That Venue Would Be Proper In Such Court, And Hereby Waive Any Objection That Such Court Is An Improper Or Inconvenient Forum For The Resolution Of Such Action. The Parties Further Agree That The Mailing By Certified Or Registered Mail, Return Receipt Requested, Of Any Process Required By Any Such Court Shall Constitute Valid And Lawful Service Of Process Against Them, Without Necessity For Service By Any Other Means Provided By Statute Or Rule Of Court. Notwithstanding The Foregoing, The Parties Agree To Submit Any Dispute Under This Agreement To Mediation In San Francisco, California Before A Mutually Acceptable Mediator; Provided, However, That A Party May First File A Lawsuit To Toll Any Applicable Statute Of Limitations So Long As Such Party Does Not Proceed With Such Lawsuit Until The Mediation Is Completed Or First File a Lawsuit In Order To Seek Specific Performance, Injunctive Relief and/or Equitable Relief. The Cost For Such Mediation Will Be Shared Equally By The Parties.

     11.13 Attorneys' Fees. In the event of litigation hereunder, the prevailing party therein (as determined by the court) shall be entitled to reimbursement of reasonable attorneys' fees and costs of suit.


                [Balance of this page intentionally left blank]

     11.14 Aid to Interpretation. As an aid in interpreting this Agreement, where a matter is covered by a specific provision of this Agreement, such as a particular representation and warranty, and would also appear to be within the ambit of a more general provision of this Agreement, the parties intend that matter be governed solely by the specific provision and not by the general provision. As examples: (i) if the warranty with respect to governmental licenses and permits is restricted to Seller's Knowledge, the existence of unknown governmental licenses and permits would not violate any other warranty, and (ii) environmental liabilities and warranties shall be governed solely by the sections specifically addressing such matters and not by any other sections.

                              *     *     *     *

     In Witness Whereof, the parties have executed this Agreement as of the date first written above.

                                        Colorstrip, Inc.


                                        By: ____________________________________

                                        Its: ___________________________________



                                        Material Sciences Corporation


                                        By: ____________________________________

                                        Its: ___________________________________



                                        MSC Pinole Point Steel Inc.


                                        By: ____________________________________

                                        Its: ___________________________________



                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Asset Purchase Agreement            Page 48